AMENDMENT
                                     to the
                 Employment Agreement executed November 9, 1999
                                     between
                 Dobson West and Eagle Pacific Industries, Inc.


         THIS AMENDMENT TO EMPLOYMENT AGREEMENT is entered into effective as of this 15th day of December, 1999, by and between Dobson West (the "Employee") and Eagle Pacific Industries, Inc. ("Eagle").


         WHEREAS, Employee and Eagle are parties to that certain Employment Agreement executed November 9, 1999 (the "Agreement").

         WHEREAS, the parties mutually desire to amend the Agreement effective December 15, 1999 to take into account the resolutions adopted by Eagle's Board of Directors at its special meeting on December 15, 1999.

         NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, and for other good and valuable consideration, the parties agree as follows:

         1. Section 3.b Bonus of the Agreement shall be changed in its entirety to read as follows:

                  "During calendar year 1999, the Employee shall be entitled to participate in Level 1 of Eagle's Key Employee Bonus Plan, a summary of which is attached hereto as Exhibit A. Employee shall be eligible for a bonus under such plan for the year ending December 31, 1999 based on the compensation paid to Employee during such year. Beginning calendar year 2000 and for the remainder of the term of this Agreement, the Employee shall be entitled to participate in Eagle's Performance Bonus Plan."

         2. Except as amended herein, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement effective as of the date first written above.

EAGLE PACIFICS INDUSTRIES, INC.



By:  /s/ William H. Spell                    /s/ Dobson West
Its: Chief Executive Officer                 Dobson West